EXHIBIT 5.1

April 22, 2005

067481.0106

NCI Building Systems, Inc.
10943 North Sam Houston Parkway West
Houston, Texas 77064

Ladies and Gentlemen:

      We have acted as counsel to NCI Building Systems, Inc., a Delaware corporation (the “Company”), connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of a Registration Statement on Form S-8 (the “Registration Statement”) relating to registration under the Securities Act of 1,100,000 shares of Common Stock, par value $0.01 per share of the Company (the “Shares”), together with the associated rights to purchase Series A Junior Preferred Stock (the “Rights”), to be issued from time to time pursuant to the NCI Building Systems, Inc. 2003 Long-Term Stock Incentive Plan (as amended and restated effective March 11, 2005, the “Plan”).

      As the basis for the opinions hereinafter expressed, we have examined originals, or copies certified or otherwise identified, of

      (a) the Plan;

      (b) the Restated Certificate of Incorporation and Bylaws of the Company, as amended to date;

      (c) the Rights Agreement, dated as of June 24, 1998 (the “Rights Agreement”), as amended to date, between the Company and Harris Trust and Savings Bank, as rights agent;

      (d) the Registration Statement;

      (e) corporate records of the Company, including minute books furnished to us by the Company;

      (f) certificates of public officials and of officers or other representatives of the Company;

      (g) statutes; and

      (h) other instruments and documents.

      In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters

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contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

      We have assumed that the Rights Agreement has been duly authorized, executed and delivered by the Rights Agent and constitutes a legal, valid and binding obligation of the Rights Agent. In addition, in giving the opinion set forth in paragraph 3 below, we have assumed that, with respect to the authorization of the Rights Agreement and the issuance of the Rights, (A) the Company’s board of directors concluded in good faith, after exercising due care and carefully considering (i) the provisions of the Rights Agreement in light of (a) the characteristics of the Company which could make it an attractive takeover target, (b) the takeover environment existing at such time and (c) and the vulnerability of the Company to abusive takeover tactics in light of existing law and provisions of the Company’s Certificate of Incorporation and Bylaws, and (ii) the potential effect of the Rights Agreement on the Company, including any future proposal to acquire the Company, that the Rights Agreement is in the best interest of the Company and its stockholders and (B) the Company’s board of directors adopted the Rights Agreement to serve legitimate corporate purposes reasonably related to the potential threats perceived by the directors and not for the sole or primary purpose of perpetuating the directors’ or management’s control over the Company or providing personal financial gain for directors or management. In addition, we note that the enforceability of the Rights against the Company may depend on the determination of a court of the State of Delaware or other competent jurisdiction that the directors’ decision to maintain the Rights Agreement or to decline to redeem the Rights or take other future actions with respect to the Rights is a reasonable response to any particular threat to the Company. On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that:

      1. In the case of Shares originally issued by the Company pursuant to the provisions of the Plan, and following due authorization of a particular award under the Plan by the Board of Directors of the Company or a duly constituted and acting committee thereof as provided in and in accordance with the Plan, the Shares issuable pursuant to such award will have been duly authorized by all necessary corporate action on the part of the Company.

      2. Upon issuance and delivery of the Shares from time to time in accordance with the terms of such award for the consideration established by the Plan and otherwise in accordance with the terms and conditions of a particular award under the Plan, including, if applicable, the lapse of any restrictions relating thereto, the satisfaction of any performance conditions associated therewith and any requisite determinations by or pursuant to the authority of the Board of Directors of the Company or a duly constituted and acting committee thereof as provided therein, and in the case of options, following the exercise thereof and payment for the Shares as provided therein, such Shares will be validly issued, fully paid and nonassessable.

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      3. The issuances of the Rights associated with the Shares has been duly authorized by all requisite corporate action on the part of the Company and, upon issuance in connection with the issuance of the associated Shares as provided in paragraph 2 above and in accordance with the terms of the Rights Agreement, the Rights associated with such Shares will legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except as the enforceability thereof is subject to the effect of (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

      The opinions set forth above are limited in all respects to (1) the contract law of the State of New York, (2) the contract law and the General Corporation Law of the State of Delaware, which includes the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws, and (3) applicable federal law. We also consent to the reference to our Firm under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.

KBR/AST